                                                                    Exhibit 99.1


                                 PRESS RELEASE


BB&T and Matewan Announce Renegotiation

WINSTON-SALEM, N.C., April 27 -- BB&T Corporation (NYSE: BBT and Matewan
                                                         ---
BancShares Inc. (Nasdaq: MATE) of Williamson, W.Va., today announced the
                         ----
renegotiation of their merger agreement.

Under the new terms, Matewan shareholders will receive 0.67 BB&T share per Matewan share of common stock, worth $26.13 based on BB&T's closing price of $39 on Monday, April 26. Matewan's preferred shareholders will receive 0.8375 BB&T share per Matewan share of preferred stock.

The transaction, approved by the directors of both companies, is now valued at $124 million.

BB&T originally announced Feb. 25 it would acquire Matewan. The renegotiation was prompted by BB&T's due diligence review of Matewan.

Matewan BancShares, with $676 million in assets, operates 22 banking offices and one mortgage loan office in southwestern Virginia, southern West Virginia and eastern Kentucky.

The acquisition will strengthen BB&T's western Virginia franchise and give it entry into West Virginia and Kentucky.

Winston-Salem, N.C.-based BB&T Corporation, with $37.8 billion in assets, operates 581 banking offices in the Carolinas, Virginia, Maryland and Washington, D.C.